EXHIBIT 10.13
(Term Sheet with Galen Partners III, L.P.)





                                 PROPOSED TERMS
              FOR SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.
                       SERIES A PREFERRED STOCK FINANCING



TYPE OF SECURITY:         Series A Preferred Stock

OFFERING SIZE:                      $10.0 million.

First Tranche:                 -    $5.0 million on Closing Date.

Second Tranche:                -    $5.0 million to be invested at any time
                                    within 12 months of the Closing Date at the sole discretion of each member of the investor group (the "Investor Group") and at the same terms as discussed in this Term
                                    Sheet. Once more than two-thirds of the
                                    Second Tranche has been invested, remaining members of the Investor Group shall have 30 days to fund the remaining portion of the Second Tranche, after which the participating members of the Investor Group may elect to invest the remaining equity on a pro rata basis.

SHARES OFFERED:                     A number equal to the total amount of the
                                    offering divided by the Purchase Price (as defined below)

PURCHASE PRICE:                     $0.4356 per share

SERIES A PREFERRED STOCK
DIVIDEND:                           The Series A Preferred Stock will receive an
                                    eight percent (8%) annual cash dividend
                                    payable semi-annually, if and when declared, but such dividend shall be non-cumulative.

INVESTOR GROUP:

FIRST TRANCHE:

Investor Name                                $ Amount               Shares
Galen Partners III, L.P.                   $3,197,478.50           7,340,401
Galen Partners International III, L.P.        289,426.50             664,432
Galen Employee Fund III, L.P.                  13,095.00              30,062
Bridge Investors\Others                     1,500,000.00           3,443,526
                                            ------------          ----------
                                            5,000,000.00          11,478,421

SECOND TRANCHE:

Investor Name                                $ Amount               Shares
Galen Partners III, L.P.                   $3,197,478.50           7,340,401
Galen Partners International III, L.P.        289,426.50             664,432
Galen Employee Fund III, L.P.                  13,095.00              30,062
Bridge Investors\Others                     1,500,000.00           3,443,526
                                            ------------          ----------
                                            5,000,000.00          11,478,421


PRO-FORMA CAPITALIZATION:

                                                                                      Warrants
                                                      Mgmt.     -----------------------------------------------------
                         Preferred       Common      Options     C    D     E    Thorne         G         H Units
----------------------- ------------- ------------- ----------- ---- ----- ---- ---------- ------------ -------------
Existing                     0         16,178,841   2,500,000    0    0     0    750,000    3,645,204    14,083,000
Change                   22,956,841     3,355,602   3,000,000    0    0     0       0      -3,645,204   -14,083,000
----------------------- ------------- ------------- ----------- ---- ----- ---- ---------- ------------ -------------
Pro-Forma                22,956,841    19,534,443   5,500,000    0    0     0    750,000        0            0
Fully Diluted Equity     48,741,284


Note: See Appendix A

Note:
The chart above lists the capitalization of the Company following the issuance of both tranches of Series A Preferred Stock. As the chart demonstrates, Galen's investment is contingent upon the termination of both the G Warrants and the rights to Subsequent Units (H Units) as defined in the Company's April Private Placement Memorandum.


RIGHTS, PREFERENCES, AND
PRIVILEGES OF SERIES A
PREFERRED STOCK:

(1) Voluntary Conversion.           The holders of shares of Series A Preferred
                                    Stock shall have the right to convert such shares, at the option of the holder, at any time into shares of Common Stock of the Company on a one-for-one basis (subject to anti-dilution adjustments as provided in (3) below). If at any time less than 35% of the original Series A Preferred Stock remains outstanding the Company has the right to force a conversion of the remaining Series A
                                    Preferred Stock.

(2) Automatic Conversion.           Eighteen months after the Closing Date or
                                    any time thereafter, should the Company's average closing share price (trading on the NASDAQ or the OTC Bulletin Board) for at least twenty (20) consecutive trading days exceed three (3) times the Purchase Price per share of Common Stock on an as converted basis (subject to anti-dilution adjustments as provided in (3) below), then each share of Series A Preferred Stock will automatically be converted into Common
                                    Stock, at its then applicable conversion rate.

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

(3) Anti-dilution Provisions.       The conversion rate of the Series A
                                    Preferred Stock shall be subject to
                                    proportional adjustment in the event of any subdivision or combination of the Company's outstanding Common Stock or any payment by the Company of a stock dividend to holders of the Company's Common Stock.

                                    The conversion rate of Series A Preferred
                                    Stock shall be subject to adjustment, during the first eighteen (18) months following the closing of this transaction on a full-rachet basis and during all subsequent periods on a weighted average rachet basis, due to any issuance of Common Stock or options, warrants, securities, convertible into Common Stock, or rights to purchase Common Stock of the Company at a price per share below the respective as converted to Common Stock per share cost of the Series A Preferred Stock, other than (i) shares of Common Stock issuable to employees, consultants, or directors directly or pursuant to a stock option plan or a restricted stock plan either in place as of the closing date of this transaction or approved by the Board of Directors after this closing (not to exceed 300,000 shares, adjusted for stock splits), and (ii) securities issuable in connection with lease lines, bank or other commercial financings and other similar transactions approved by the Board of Directors.

(4) Voting Rights                   The holders of each share of Series A
    (Protective Provisions).        Preferred Stock shall vote together with the
                                    Common Stock as though part of that class and shall have the right to that number of votes equal to the number of shares of Common Stock issuable upon conversion of such shares. The holders of two-thirds of the outstanding Series A Preferred Stock will also be required, voting as a separate class to approve: (i) any amendment to the Company's certificate of incorporation or by-laws that would have any adverse change in the rights, preferences or privileges of the Series A Preferred Stock (no impairment), including increasing the size of the Board; (ii) any increase in the number of authorized shares of the Series A
                                    Preferred Stock; (iii) the creation of any new class or series of capital stock, or the reclassification of any existing class or series of capital stock, having a preference over, or on a parity with, the Series A
                                    Preferred Stock with respect to voting
                                    rights or representation, dividends,
                                    redemptions, or upon liquidation; (iv) the redemption or repurchase of shares of the Company's capital stock other than shares repurchased at cost from employees or officers; and (v) mergers, consolidations, sale of more than 50% of the assets, business combinations or similar transactions. The holders of Series A
                                    Preferred Stock will not be entitled to vote as a separate class on a merger, consolidation, sale of assets, business combination or similar transaction by the Company in which the holders of Series A
                                    Preferred Stock receive not less than three times the original cost of the Series A
                                    Preferred Stock (adjusted as per paragraph
                                    3), on an as-converted basis.

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

(5) Dividend Provisions.            Holders of Series A Preferred Stock shall
                                    receive a cash dividend of 8% semi-annually on the designated date on all shares of Series A Preferred Stock outstanding, if and when declared by the Board of Directors. No dividends shall be declared or paid on the Common Stock unless the holders of the Series A Preferred Stock are also receiving a dividend. Furthermore, the rate of dividends on the Common Stock shall not be greater than the rate of dividends on the Series A Preferred Stock.

(6) Liquidation Preference.         In the event of any liquidation or winding
                                    up of the Company, the holders of the Series
                                    A Preferred Stock shall be entitled to
                                    receive in preference to the holders of
                                    Common Stock an amount per share equal to the cost of the Series A Preferred Stock plus an eight percent (8%) annual compounded return on the Series A Preferred Stock from the time of closing less any dividends previously paid. Next, provided funds remain, the Common Stock and Series A
                                    Preferred Stock will share any remaining assets based on the number of shares Common
                                    Stock held by each, determined on an
                                    as-converted basis. A sale of all or
                                    substantially all of the Company's assets or a merger in which fifty percent (50%) or more of the Company's voting power (on an as converted basis) is transferred will be treated as a liquidation. The liquidation preference of the Series A Preferred Stock will cease to be applicable in any transaction in which the holders of Series A
                                    Preferred Stock receive at least three (3) times cost (adjusted as per paragraph 3) on an as-converted basis.


REGISTRATION RIGHTS:

(1) Demand Rights.                  If at any time following one year after the
                                    Closing Date, members of the Investor Group holding at least a majority of the Series A
                                    Preferred Stock request that the Company file a registration statement for Common
                                    Stock, the Company will use its best efforts to cause such shares once converted to Common Stock to be registered. The holders of Series A Preferred Stock, at the request of underwriters, agree to enter into a customary "lock-up" agreement not to exceed
                                    180 days on a successful offering provided that all other management, directors, and "material" investors also enter into such an agreement. The holders of Series A Preferred
                                    Stock will have two (2) demand registration rights. At the request of the purchasers of Series A Preferred Stock, one demand right may be in the form of a shelf registration.

(2) Company Registrations.          The holders of Series A Preferred Stock
                                    shall be entitled to an unlimited number of "piggy-back" registration rights on registration of the Company's securities, subject to the right, however, of the Company and its underwriters to reduce the number of shares proposed to be registered in view of market conditions.

(3) S-3 Registrations.              The holders of at least ten percent (10%) of
                                    the Company's Series A Preferred Stock shall be entitled to request an unlimited number of registrations of their shares on Form S-3
                                    (or any successor form to Form S-3),
                                    provided that the minimum size of any S-3 offering must be at least $1,000,000.

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

(4) Expenses.                       The registration expenses (exclusive of
                                    underwriting discounts and commissions) of the demand registrations, the piggy-back registrations and the S-3 registrations shall be borne by the Company.

(5) Transfer of Rights.             Transfer of rights will be limited to
                                    partners and affiliates of the holders of the Series A Preferred Stock.

OTHER CLOSING CONDITIONS:

INFORMATION RIGHTS:                 Each investor who holds in the aggregate at
                                    least twenty percent (20%) of the shares of Series A Preferred Stock shall receive monthly and quarterly financial reports, and an annual audited financial report and an annual budget on a timely basis.

THE PURCHASE AGREEMENT:             The investment shall be made pursuant to a
                                    Series A Preferred Stock Purchase Agreement
                                    (the "Purchase Agreement"), which Purchase
                                    Agreement will contain, among other things, customary representations, warranties, closing conditions and covenants by the Company and an opinion of Company counsel as to capitalization and other customary matters.

BOARD OF DIRECTORS:                 As of the date of the closing of this
                                    transaction, the holders of the Series A
                                    Preferred Stock shall have the right to
                                    appoint two (2) members of the Board of
                                    Directors, initially David Jahns and Steve
                                    Shapiro. The Board of Directors will be
                                    comprised of seven (7) members in total. The
                                    Company's Compensation Committee and Audit
                                    Committee shall at all times consist of a majority of outside directors and the holders of the Series A Preferred Stock shall have the right to appoint one member to such committees.

LOCK-UP AGREEMENT:                  The Investor Group and each officer and
                                    director of the Company will agree not to sell or otherwise transfer any common stock or securities convertible into common stock for a period of one year from the closing of the transaction. Any such sales following the lock-up period will be made in accordance with an insider trading policy to be established by the Company.

EMPLOYMENT CONTRACTS:               The Company will secure an approved form of
                                    non-compete, non-solicitation and
                                    confidentiality agreement which is
                                    acceptable to the Investor Group from its key management personnel prior to the closing date of this transaction.

MANAGEMENT INCENTIVE                The Company shall be required to reserve an
AND COMPENSATION PACKAGES:          additional 3,000,000 of options for issuance
                                    to management under the Company's stock
                                    option incentive plan. This would bring the total number of options to 5,500,000, or approximately 15% of the pro-forma shares outstanding. The Board of Directors will propose a management incentive plan for grants of new options to key management and a reserve for proposed new hires. This plan, and all option grants, will be approved by the Investor Group.

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

INDEPENDENT ACCOUNTANTS:            The Company will retain independent public
                                    accountants of recognized national standing who shall certify the Company's financial statements at the end of each fiscal year.

EXTRAORDINARY REMUNERATION TO       Prior to the closing date of this
MANAGEMENT:                         transaction, the Board of Directors may not
                                    approve any new plan or action to grant
                                    extraordinary remuneration to management upon the sale of the Company, or its subsidiaries, or the termination of employment or otherwise.

USE OF PROCEEDS:                    To provide the Company with the working
                                    capital necessary to execute its business plan.

EXPENSES:                           Irrespective of whether the transaction
                                    closes, the reasonable investor expenses relating to this closing (including legal and due diligence related expenses) will be reimbursed by the Company, such expenses not to exceed $150,000.

CEO SEARCH:                         The Board of Directors agrees that it is in
                                    the Company's best interest to recruit a new
                                    CEO. The Board of Directors will retain an executive search firm selected by the Investor Group to identify potential candidates. The CEO candidate must be approved by the Investor Group. The Board of Directors also agrees to provide for reasonable market compensation for the new
                                    CEO.

CLOSING CONDITIONS:                 The transaction is subject to, among other
                                    things, (i) completion of business and legal due diligence review and satisfaction with the results thereof, (ii) the negotiation, execution and delivery of definite documentation, (iii) final approvals of the Boards of Directors of the Company and the Investor Group, and (iv) approval by the stockholders of the Company of the transactions contemplated by the Purchase
                                    Agreement, including the issuance of the Series A Preferred Stock. All rights and warrants associated with the "April 2001"
                                    PPM shall be terminated and all of the
                                    Bridge Notes will be converted into Series A
                                    Preferred Stock, as shown in paragraph
                                    entitled "PRO-FORMA CAPITAL-IZATION".

ROYALTY AGREEMENTS:                 The Company must secure a definitive Huber
                                    needle supply and distribution agreement with Bard, and a definitive Blood Collection royalty/license agreement with Tyco or other parties acceptable to the Investor Group, on terms satisfactory to the Investor Group.

OPTION/BREAK-UP FEE:                In the event that this transaction does not
                                    close for any reason, the Company will issue to the Investor Group 3-year warrants to purchase 1,000,000 shares of Common Stock at an exercise price of $0.50 per share.
                                    However, these warrants shall not be issued if the Investor Group elects not to close for any reason, with the exception for material misrep-resentations, material adverse change or bad faith conduct by the Company.

NO SHOP CLAUSE:                     The Company agrees that, from the date of
                                    execution of this Term Sheet, neither it nor any of its representatives will: (i) solicit or encourage any offers or proposals in connection therewith except for discussions with Medisys PLC and Surgical Innovations,

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

                                    or (ii) enter into negotiations or
                                    discussions with any other party for
                                    purposes of offering, selling or disposing of all or any part of the assets or business of the Company, or any capital stock (including convertible securities) of the Company except for discussions with Medisys PLC and Surgical Innovations. With regard to the exceptions above (namely Medisys PLC and Surgical Innovations), the Company agrees to promptly advise the Investor Group of any and all discussions held with said parties. Further, if the Company receives an unsolicited proposal during the exclusivity period, the Company will provide Galen with a copy of any such proposal, including the identity of the party making such proposal. Unless otherwise mutually agreed to by the Company and Galen Associates, this provision shall expire at the close of the Company's business on the Closing Date.

COMMITMENT & CLOSING:               Subject to the satisfaction of all the
                                    conditions contained in this Term Sheet, including an affirmative vote of stockholders, the closing of this transaction shall occur no later than September 20, 2001, unless extended by mutual agreement of the parties.

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

                            ACCEPTANCE OF TERM SHEET

By signing below accepting the terms of this Term Sheet, the CEO of the Company acknowledges that the Board of Directors of the Company has reviewed the general terms of this Term Sheet at a duly called Board meeting and has empowered the CEO to execute this Term Sheet on behalf of the Company. Each party understands that no contract or agreement providing for any transaction of the type contemplated by this Term Sheet shall be deemed to exist between the parties unless and until a definitive agreement has been executed and delivered, except with respect to the paragraphs above entitled "EXPENSES", "OPTION/BREAK-UP FEE" (with respect to the payment of a commitment fee) and "NO SHOP CLAUSE", which are intended to be legally binding on the parties hereto. Each party also agrees that unless and until a definitive agreement regarding a transaction between the parties has been executed and delivered, neither party will be under any obligation of any kind whatsoever with respect to such a transaction by virtue of this Term Sheet except for the matters specifically referred to in the previous sentence.


Specialized Health Products              Galen Partners III, L.P.
International, Inc.                      By: Claudius, LLC

By: ________________________             By: ________________________
Name: ______________________             Name: ______________________
Title ______________________             Title ______________________
Date: ______________________             Date: ______________________


                                         Galen Partners International III, L.P.
                                         By: Claudius, LLC

                                         By: ________________________
                                         Name: ______________________
                                         Title ______________________
                                         Date: ______________________


                                         Galen Employee Fund III, L.P.
                                         By: Wesson Enterprises, Inc.


                                         By: ________________________
                                         Name: ______________________
                                         Title ______________________
                                         Date: ______________________



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